Exhibit 99.2

NCIT - Q4 2011 NCI, Inc. Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 15, 2012 / 10:00PM GMT

CORPORATE PARTICIPANTS

Maureen Crystal NCI Inc—VP, IR

Charles Narang NCI Inc—Chairman & CEO

Brian Clark NCI Inc—President

Lucas Narrow NCI Inc—CFO

Marco de Vito NCI Inc—COO

CONFERENCE CALL PARTICIPANTS

Brian Gesuale Raymond James & Associates—Analyst

Bill Willmans Analyst

Tobey Sommer SunTrust Robinson Humphrey—Analyst

George Price BB&T Capital Markets—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the NCI, Inc., fourth quarter and full year 2011 financial results conference call. My name is Brandyce and I will be your conference coordinator for today. This call is being recorded. I would like to turn the presentation over to your host for today’s call, Maureen Crystal, Vice President of Investor Relations for NCI. Please proceed, Ms. Crystal.

Maureen Crystal—NCI Inc—VP, IR

Good afternoon, and thank you for participating in NCI’s conference call today. By now you should have a copy of the press release we issued earlier. If not, it is available on our website, at www.nciinc.com.

With me today are our Chairman and CEO, Charles Narang; our President Brian Clark; and our Chief Financial Officer, Lucas [Narrow], all of whom will deliver prepared remarks. Our Chief Operating Officer, Marco de Vito, is also here to participate on the Q&A portion of the call.

Before we begin our discussion, it is important that we remind you that on this call we will make statements that do not address historical facts and thus are forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to factors that could cause actual results to differ materially from anticipated results and include and risks and uncertainties identified in our earnings press release under the caption Forward Looking Information.

For a full discussion of these factors and other risks and uncertainties, please refer to the section entitled “risk factors” in NCI’s Form 10K and 10Q, filed with the Securities and Exchange Commission.

Also, we undertake no obligation to update any of the forward-looking statements made on this call. Finally, our presentation includes certain non-GAAP measures which NCI uses to gauge our business performance. We believe these measures provide useful information to our investors in evaluating NCI’s business results. We prepared a reconciliation of each of these measures to the most direct comparable GAAP measure in our press release, which is posted on our website.

I will turn the call over to Charles Narang.

Charles Narang—NCI Inc—Chairman & CEO

Thank you, Maureen, and good evening, everyone. As we said on our 2012 business outlook call last month, 2011 was an extremely challenging year for NCI. We also told you that we expected 2012 revenue and earnings would be significantly lower than 2011. We listed the components of nearly $220 million revenue decline, year over year, and stated that we did not expect that revenue derived from new business of ours in 2012, would meaningfully offset the deductions in revenue.

We provided detailed insight into how NCI came to be in this situation. We explained that NCI’s challenges were both external — that is the overall state of the (inaudible) procurement (inaudible) — internal, mainly shortcomings in our business (inaudible) capture process.

Both of these factors led to an unacceptable bookings for performance in 2011. In a few moments, Brian will speak more about what we’re doing internally to initiate the vigorous growth strategy beginning with an (inaudible) NCI business development processes.

Our aim is to reposition NCI to better respond to (inaudible) fulfillment environment, which includes new (inaudible), possible sequestration, pricing pressure. This outlines garment acquisition processes and a protest first culture that can delay or even cancel thirdly-awarded contracts.

Beginning last summer and in his new role as President of NCI, Brian Clark and his Senior New Management team, have evaluated the business, identified key areas that need to be addressed and changed, and begun implementing a new growth focus strategy, beginning with an overall of NCI’s business (inaudible) operations. I’m convinced that investing time and resources in core growth is the key to NCI’s rebuilding and once again returning to profitability.

Finally, to our investors and as the Company’s largest shareholder, I want to assure you of our commitment to excellence and integrity. Our highest priority continues to be focused on assuring the success of our customers and improved return investment for our shareholders. With that, I will turn the call over to Brian Clark. Brian?

Brian Clark—NCI Inc—President

Okay, thanks, Charles, and good evening. I want to first say a few words about 2011 before turning the call over to Lucas, who will outline final 2011 results and provide financial guidance for 2012. I’ll then get back online to talk about some of the initiatives we’re undertaking this year to reposition NCI going forward and how we see 2012 unfolding.

As Charles just mentioned, and as we told you on last month’s call, the major components of the expected year-over-year decline in revenue in 2012 were as follows. First attrition of approximately $90 million of BRAC related and other noncore program revenue, which we had spoken about previously and which was expected. Second, expiration of approximately [$67] million of task orders and contracts with NCI’s core contract base.

And, third, a net reduction of revenue of approximately $62 million associated with NCI’s core contract base as a result of reductions in scope of work and lost contract recompetes, among other factors. If we exclude the noncore BRAC-related revenue, which we planned for and previously disclosed, NCI’s revenue declined by $130 million or 28%. Historically that 28% decline would have been a major cause for concern.

In a year when most contracts were five years in length, a base year plus four option years, anything over 20% annual revenue attrition would send up red flags. But today, three-year contracts taking the form of a base year plus two option years are becoming the norm, so we expect annual revenue turnover going forward to be in the high 20%s to even 30%.

That said, the business development reorganization Charles mentioned carries even more urgency. Last month, we also told you that the expected earnings per share impact of 2011’s revenue decline would be disproportionately greater going into 2012. Lucas will take you through the numbers but I can summarize by citing a telling metric.

NCI’s quarterly operating margins throughout 2011 eroded from 6.5% in the first quarter to 3.3% in the fourth quarter, which includes the lower BRAC NETCENTS related materials revenue but excludes the restructuring charge we booked in the fourth quarter.

Here are two important takeaways. First, our declining revenue base in 2011 could not support the cost structure we had in place. And second, the approximately $130 million of annualized core revenue we shed going into 2012 carried a higher overall operating margin than what remains.

This perfect storm of lower cost absorption by reduced revenue base is what prompted us to immediately remove more than $5 million in annualized cost from the model. We told you about the components of the restructuring charge we took in the fourth quarter of last year and Lucas will give more detail in his review of the final 2011 numbers.

In a moment, I’ll lay out some of the steps we’re taking beyond cost reductions to enhance top-line growth and margin improvement at NCI. But first, Lucas will recap fourth quarter and full year 2011 results and expand on the guidance for 2012 we gave on last month’s call. Lucas?

Lucas Narrow—NCI Inc—CFO

Thanks, Brian, and good evening. As you may have noticed in our release issued earlier today, I want to first begin by saying as of this time, NCI’s independent public accountants have not completed their evaluation of the Company’s goodwill for possible impairment.

The determination as to whether a write down of goodwill is necessary involves significant judgments and estimates based principally on the projections of the Company’s future performance. Based on our projections and analysis, we believe that no impairment of goodwill currently exists. However, to the extent that the Company ultimately incurs such an impairment charge now or in the future, it will be noncash in nature.

Given this, we feel it is prudent to caution that the financial results are preliminary and subject to change, possibly material, following the auditors’ completion of the remaining audit procedures. Consequently, actual results may differ significantly from the results discussed on this call and which appear in the volume tables contained in the press release issued earlier this afternoon.

For the fourth quarter ended December 31, 2011, NCI reported revenue of $114.8 million, compared with $171 million for the fourth quarter of 2010, a decrease of $56.2 million or 33%. The major components of the year-over-year decline in revenue for the fourth quarter of 2011 were as follows.

First, attrition of approximately $17 million of BRAC-related and other noncore program revenue. Second, expiration of approximately $28 million of task orders and contracts within NCI’s core contract base. And third, a reduction of approximately $21 million associated with NCI’s core contract base as a result of reduction from scope of work and loss contract recompetes and lower PEO soldier revenue, another other factors.

This year-over-year decline in revenue was partially offset by revenue attributable to advanced MED programs and revenue derived from new awards and recompete wins. Contracts on which NCI acts as the prime contractor accounted for 89% of revenue for the quarter, as compared to 89% in the third quarter of 2011 and 91% in the fourth quarter of 2010.

For the fourth quarter of 2011, D.O.D. and intelligence contracts made up of 81% of total revenues while federal civilian contracts comprised 19%. The D.O.D. and Intel share decreased by 1% sequentially and decreased by 13 percentage points year-over-year.

The year-over-year decrease was largely the result of the addition of advanced Meds, federal civilian contract base, as well as the reduction in PEO soldier revenue for the quarter. In the fourth quarter, fixed price contracts accounted for 29% of revenue, up 2 percentage points sequentially and down 10 percentage points from the fourth quarter of 2010.

The percentage of revenue derived from fixed-price contracts was significantly higher than usual in the fourth quarter of 201as a result of one-time product-related revenue on both core and noncore programs. Time and material contracts were 26% of revenue in the fourth quarter of 2011, down 4% — down four percentage points from last quarter and down 23 percentage points from the fourth quarter of 2010.

The percentage of revenue derived from time and materials contracts was also significantly higher than usual in the fourth quarter of 2010 as a result of revenue derived from the PEO soldier contract during its period as a T&M vehicle.

Cost plus fee contracts accounted for 45% of revenue in the fourth quarter of 2011, up 2 percentage points sequentially and up 32 percentage points year-over-year. This makeup resulted primarily from the addition of advanced Meds, cost-plus contract base, as well as the PEO soldier bridge contract moving from T&M to cost plus.

Operating income for the fourth quarter of 2011 was $789,000, down from $11.8 million for the fourth quarter of 2010. Operating income for the fourth quarter of 2011 reflected the previous disclosed pretax restructuring charge of $3.1 million. Approximately 85% of the charge was related to costs associated with the consolidation, termination, or renegotiation of leases on five facilities, offset somewhat by anticipated recoveries from subleases of certain of those facilities.

The remaining 15% is accounted for by severance costs associated with the reduction in force of approximately 60 net indirect NCI positions. Operating margin for the fourth quarter of 2011 was 0.7%, compared with an operating margin of 6.9% for the fourth quarter of 2010. Operating margin for the fourth quarter declined due to the effect of the restructuring charge, reduced absorption of indirect cost on the lower revenue base, and reduced profitability on our PEO soldier cost plus fee bridge contract.

Excluding the effect of the charge, and the noncore materials-related revenue associated with the BRAC and NETCENTS contracts, our operating margin would have been 3.5% for the fourth quarter of 2011. Operating margin excluding noncore materials related revenue associated with the BRAC and NETCENTS contracts in the fourth quarter of 2010 was 7.5%.

Net interest expense for the fourth quarter of 2011 was $515,000 versus $171,000 for the fourth quarter of 2010. The increase in interest expense year-over-year was the result of higher average outstanding borrowings in the period due to the acquisition of Advance Med and a higher weighted average borrowing rate on our amended senior credit facility.

Our effective income tax rate for the fourth quarter of 2011 was 54.4%, compared with 40.7% in the prior period. I’m sorry, in the prior year. The higher effective tax rate for the fourth quarter of 2011 resulted from a larger than usual permanent tax item applied on lower income before taxes, resulting, in large part, from the restructuring charge. Net income for the fourth quarter of 2011 decreased to $125,000 from $6.9 million in the fourth quarter of 2010.

The decrease in net income year-over-year is attributable to the factors affecting operating income, including the effect of the restructuring charge, higher interest expense, and a higher effective income tax rate.

Diluted earnings per share for the fourth quarter were $0.01 compared with $0.50 in the fourth quarter of 2010. Diluted earnings per share for the fourth quarter of 2011 excluded the effect of the restructuring charge or $0.15.

Days sales outstanding or DSO at December 31, 2011, was 76 days, up from 70 days at the end of the third quarter of 2011. NCI reported total backlog at December 31, 2011, of $1 billion, compared with $1.3 billion at September 30, 2011, and $1.3 billion at December 31, 2010.

Funded backlog at December 31, 2011, was $220 million, down from $268 million and $302 million at September 30, 2011, December 31, 2010, respectively.

Now moving on to guidance. For the first quarter of 2012, we expect revenue to be in the range of $92 million to $97 million in diluted earnings per share of $0.09 to $0.11 on a weighted average diluted share account of 13.8 million shares. For the full fiscal 2012 year, we now expect revenue to be in the range of $345 million to $375 million.

We’ve raised the midpoint of 2012 revenue guidance we gave on our call last month by $10 million to $360 million, primarily to reflect the anticipated new revenue from recent awards that Brian will speak about in a moment.

We expect diluted earnings per share to be between $0.20 and $0.38 on a weighted average diluted share count of 13.8 million shares. The midpoint of full-year guidance assumes an operating margin of approximately 2.4% and to include no ongoing revenue from noncore programs. We estimate that interest expense for the first quarter of 2012 will be approximately $450,000 and $1.8 million for the full year.

Depreciation and amortization expected to be approximately $1.6 million for the first quarter and $6.5 million for the full year. Stock option expense is expected to be approximately $600,000 in the first quarter and about $2.5 million for the full year 2012. This guidance does not reflect the impacts of any potential future acquisitions or any impact from potential share buybacks.

Finally, I want to note here that our Board of Directors has previously approved the repurchase of up to $25 million for class A common stock. For the fourth quarter we made no repurchases and currently have $20.5 million remaining under the Board of Directors’ authorization for share repurchases.

We will continue to update you on future quarters as events and circumstances warrant. With that, I’ll turn the call back over to Brian. Brian?

Brian Clark—NCI Inc—President

All right, thanks, Lucas. Before we open the call up to your question, I wants to make several important points. First, the 2012 revenue guidance we outlined on last month’s call and updated today, along with an expected earnings-per-share range, is what we believe to be conservative but to be a conservative but achievable plan, in a very tough market environment. Despite this, I want to assure everyone that these ranges reflect reasonable current expectations.

As I said on last month’s call, they are not our goal. In my view, merely meeting this expectation does not constitute a successful 2012 year for where we want to be as a Company. However, we do believe it is important to set reasonable expectations without having to stretch and tug each quarter to meet targets that should otherwise be considered unrealistic in today’s environment.

I should say up front that our current revenue range of $345 million to $375 million assumes that we will win the PEO soldier recompete later this year. In this range, PEO soldier would account for approximately 20% of total revenue.

We are currently operating under a bridge contract and are working on an extension that will take us through June of this year. Taking into account transition activities in any scenario and the possibility of delays in the award process, we have assumed that we will be working under bridge contracts through the end of August with revenues on the new contract beginning to fill in starting in September.

The PEO soldier contract is obviously very important to us. And as you would expect, our most senior resources have been dedicated to securing the recompete. Also at the midpoint of our guidance range, assume that revenue from new awards would contribute a little more than 5% to 2012’s total. With the current state of NCI’s pipeline of opportunities expected to be bid in 2012 and business development processes in place, we believe this is a reasonable expectation.

At the same time, we are aiming higher. As I mentioned on last month’s call, we are undertaking a top-to-bottom review of our processes and how we do business here at NCI. Our principle focus is on complete overhaul of business development and I’d like to share with you several key initiatives underway to begin to right the ship.

First, we are actively seeking to hire a new corporate lead business development executive, with our goal to have this person in place by this summer. Next, we have begun to revamp the way we qualify and pursue our pipeline of new business prospects.

As we saw in 2011, when we were forced to reduce guidance throughout the year, a more robust qualifying process is vital to accurate forecasting. On last year’s third quarter call, our pipeline stood at approximately $15 billion, $4 billion of which we expected to come up for bid in 2012.

Since then, we have undergone a detailed and thorough re-examination of our pipeline and are continually updating it. At this point, our total pipeline is approximately $11 billion, which reflects reductions in potential award values amid the challenging federal procurement environment we find ourselves in. Of this $11 billion, we expect approximately $3.5 billion to come up for bid in 2012.

While we have improved the quality of our pipeline, we intend to further scrub it, taking into account the new realities of dealing with shrinking award values, extended RFP and award dates, and the impact of protests. We are also more closely analyzing our probability of bidding and winning, providing us with more informative factored award estimates which will be used as a predictor of new business and recompete revenue that can be expected for each quarter of the year.

Starting in the second half of the year, we intend to provide this factored revenue estimation on our calls as part of our pipeline information. Our list of pending awards at the end of January was valued at approximately $400 million and contains a number of opportunities that, if won and awarded on time, would help to raise our revenue assumptions for 2012.

Based on our win rate challenges over the past couple of years, as well as protests and other delays in final awards on a number of key deals, we have included a much more conservative 2012 revenue contribution from new business awards.

We also continue to await the award of important IDIQ contracts, including agency-specific vehicles for Air Force, Department of Homeland Security and Health and Human Services customers. Potential ceiling value of these vehicles was not included in our submitted bid pipeline number. Another key objective of our business development overhaul is to add larger longer-range opportunities to the pipeline.

Frankly, we have been devoting an inordinate amount of people and resources to going after relatively smaller (inaudible) awards. We are actively working to improve this throughout 2012, thereby better aligning resources against opportunities that provide a more meaningful impact to the top line and ultimately a better return on investment.

We also recognize the need to identify and pursue larger mission programs with long-term visible funding streams associated with them. We just allude to a significant portion of our revenues have been derived by task order projects that have finite lives and are more susceptible to funding cutbacks in a difficult federal budgetary environment.

Finally, in order to accomplish what needs to be done, we must make meaningful investments in our business development infrastructure and processes. This is the single-greatest area of focus that will define our success in the future. In the guidance Lucas just laid out, is an incremental $2 million to $2.5 million in planned expenditures to accomplish the objectives we set for ourselves.

I want to draw your attention to several recent awards, ones that will carry more detail in future releases as well. First, NCI recently won a five-year firm-fixed price $5 million task order under the Department of Justice’s Information Technology Support Services or ITSS 4 vehicle. As a reminder, ITSS 4 is a $1.1 billion enterprise-wide IDIQ vehicle with 20 contractors eligible to bid for task orders.

This award represents the first significant Justice Department work for NCI and, importantly, we were the first nonincumbent to be awarded work under the new vehicle. In addition, we’re awaiting award decisions on five additional task orders under ITSS 4 and we believe we’re well positioned for additional future wins.

Next, NCI received a one-year cost plus 6G, $6 million award under our $893 million T-3 IDIQ vehicle to provide engineering design support to the Army I-3 MP program, which is responsible for the modernization of the communication background of every post, camp, and installation in the Army inventory. This work entails NCI providing on-call engineering support to Army installations worldwide.

Also NCI was part of a team awarded a seat on the Air Force’s five-year, $1 billion clinical advisory technical services or C.A.T.S., IDIQ vehicle. C.A.T.S. calls for management and professional support to meet Air Force medical service requirements throughout the United States.

It’s important to note that with this win, NCI was guaranteed at least 20% of the work resulting from task order wins under this contract. And finally, a two-year firm-fixed price $5 million single-award contract under the Air Force’s DCGS Analysis Reporting team or D.A.R.T.

This work is vital intelligence surveillance and reconnaissance or ISR, that supports Intel-gathering efforts by Air Force drones worldwide. I wanted to specifically call this out — call out this last award to highlight that one of our new initiatives in winning new business going forward will focus on areas such as ISR and logistics. These promising areas are adjacent to our current core business and we believe they can successfully mined with our internal capabilities.

And as Charles said at the outset of our remarks today, we are embarking on a new growth strategy that will require time and resources to restore firm NCI to firm footing. We look forward to reporting our progress in these initiatives as we move forward.

And with that, operator, we’ll open the call up to questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Brian Gesuale from Raymond James

Brian Gesuale—Raymond James & Associates—Analyst

Hey, guys, thanks for the color commentary. That was very helpful. Wondering if — I want to ask — start with a tough question and wonder if you guys can take a stab in this uncertain environment in what the bookings cadence might look like for the year. Obviously that will take a little bit of handicapping these lengthy sales cycles and what not. But maybe that cadence and then also what your aspirations are from a book-to-bill perspective as you look at 202 unfolding.

Brian Clark—NCI Inc—President

Brian, clearly our goal, our expectation, would be to achieve a book-to-bill at the end of the year that’s greater than one-to-one and one that would provide us with better positioning as we exit the year than where we sit today. I think that would — from a very top-level perspective would summarize what we’re hoping to achieve.

Now in terms of the timing of awards, as I said, we have $400 million in submitted bid — I’m sorry, submitted pipeline today. You know, I think as you’ve seen, you know, everybody is experiencing this — our ability to predict the timing of those awards is — you know, is about as bad as it gets these days. So I think that we’ve got — as we look, we’ve got sufficient pipeline submitted, as well as the $3.5 billion that I said we expect to submit during the year that should provide the opportunity to hit the range and hopefully exceed it. That would be our hopes that we would be able to exceed that at the end of the year.

Brian Gesuale—Raymond James & Associates—Analyst

Okay, terrific. And then just maybe one follow up — you mentioned PEO Soldier and that was helpful in terms of how you framed your guidance. Are there any other renewals that we should really think about as, you know, maybe not 10% numbers to the overall revenue but maybe some 2%, 3%, 4% that you guys are going to look at defending over the year? Brian, it’s really — there are some other recompetes but they’re really small. If you add them all up, they’re just a few percentage points. That’s really all on soldier this year. Okay, great. Thanks so much, guys.

Brian Clark—NCI Inc—President

Sure.

Operator

Next question comes from the line of Bill [Willmans] from (inaudible).

Bill Willmans Analyst

Thank you. Two questions, please. The first on the backlog, just — it was down sequentially much more than the revenues you had in the quarter, so it looks like some big debookings. So what were the awards in the fourth quarter? And then what were the debookings and why?

Charles Narang—NCI Inc—Chairman & CEO

Yes, so for the net change, it was a couple hundred thousand dollars of debookings.

Bill Willmans Analyst

Couple hundred thousand?

Brian Clark—NCI Inc—President

Couple hundred million.

Lucas Narrow—NCI Inc—CFO

I’m sorry. Couple hundred million. I apologize. Really, that’s related to — as Bryan discussed in his remarks, we’re seeing some reductions in scope for some of our work here. The expectations on derived revenue from much of those contracts has decreased so we took some backlog down related to that. That was primarily the reason.

Bill Willmans Analyst

And what were the awards in the quarter?

Lucas Narrow—NCI Inc—CFO

It was about $60 million.

Bill Willmans Analyst

And then on the PEO Soldier, it looked like on the SETA portion that Jacobs won that? How does that impact your — did you have any revenue on that portion?

Brian Clark—NCI Inc—President

We did, Bill. So we were on the [engility] team that was — unfortunately we weren’t the successful bidder there, but that impact is pretty small for us. You know, that’s probably to the tune of about $5 million for the year.

Bill Willmans Analyst

Okay.

Brian Clark—NCI Inc—President

Is what we won’t pick up as a result of not winning that.

Bill Willmans Analyst

Okay. And then on the logistics portion, when exactly do you — I know you’ve got your extension, but when are you expecting the award to be announced?

Lucas Narrow—NCI Inc—CFO

The bid is expected — it goes in — what day it is?

Brian Clark—NCI Inc—President

Tuesday.

Lucas Narrow—NCI Inc—CFO

Tuesday of next week. We had a couple of, you know, very short extensions here that have happened over the past couple of weeks as we’re preparing to receive the submissions. But right now, we — our best — at least what’s being advertised is that the awards will be made somewhere in the June timeframe.

Bill Willmans Analyst

Okay.

Lucas Narrow—NCI Inc—CFO

That’s all we know for today.

Bill Willmans Analyst

Okay. And you said 20% of revenue’s guidance this year was PEO Soldier? What assumptions do you have in the first half versus the second half? Are you assuming much lower revenue in the first half and then it picks up as it gets awarded in the back half?

Brian Clark—NCI Inc—President

No, it’s relatively stable, Bill. It moves around a little bit, but not anything that you would really — that would really stick out from one quarter to the next.

So our assumption there is that in any scenario that we would operate under the bridge contract through the middle part of the year, kind of June, July, if they award on time, with the transition period — there’s a 60-day transition period that’s included in there. So under any scenario there, we would continue to operate for at least 60 days beyond the award date. And then the new — as I said, the new contract would kick in starting in September.

Bill Willmans Analyst

Okay, thank you.

Brian Clark—NCI Inc—President

Sure.

Operator

Your next question comes from the line of Tobey Sommer with SunTrust.

Tobey Sommer—SunTrust Robinson Humphrey—Analyst

Thanks. What proportion of revenue do you currently generate from ISR and, you know, what are the challenges to developing business on the logistics side?

Marco de Vito—NCI Inc—COO

Hi, this is Marco. This ISR win is really our entree into this area. It’s an area we’ve been focused on for the six months, and we see other opportunities, actually, in our pipeline to further penetrate it, but it’s our first entry.

In terms of logistics, there are a number of things that we do that are related to some of the logistics opportunities that are out there. I think we’re well positioned to be able to exploit that work. I see that as a real opportunity here in the next 12 months and further out.

Tobey Sommer—SunTrust Robinson Humphrey—Analyst

Thanks. I had a —

Marco de Vito—NCI Inc—COO

Go ahead.

Tobey Sommer—SunTrust Robinson Humphrey—Analyst

Oh, I had a [ Indistinct due to voice echoing ] The first would be would gross margins be kind of stable or should they be — do you expect them to be down a little bit? And then if you have an expectation for the tax rate in 2012, that would be great.

Lucas Narrow—NCI Inc—CFO

The tax rate is expected to be at 40%. I’d say from the margin perspective, you know, I told you it was about 2.4% operating margin for the year, so I think I’d go with that.

Brian Clark—NCI Inc—President

It’s Brian. I think the other thing that’s — if it’s not abundantly obvious in the numbers here, is that we’re currently going to be operating in a state where we’re not really able to cover the indirect costs that we have, even though we’ve taken a— we went through a pretty painful exercise in December with reduction of force and with closing down some facilities. I believe we took that about as far as we could take it without really starting to break things.

So, you know, the message there is that we are in a — I think what I would call a temporary state where, you know, the way out of this is we’ve got to grow our way out of it and we’ve got to commit our — we are committing ourselves to doing what needs to be done on a business development front to affect that outcome.

The answer is, you know, the margins — when you look at our gross margin or an operating margin basis, they are going to be down because what’s really showing you is, you know, this revenue size within that guidance range, you know, inability to recover or to absorb — maybe a better way to say it is to say absorb the indirect costs.

And the flip side of that, as we said when we had the call last month, and said that, you know, this rev — when we take into account the revenue decline from ‘11 moving into ‘12, that there’s this — as you’re seeing now very clearly, a disproportionate drop in earnings.

The opposite is true on the way up. We believe that the right thing to do here is to make the investments we need to make in terms of — really in terms of people and resources, to be able to go after the opportunities that are going to meaningfully move the needle. And, you know, by showing success on that front on the top line, that’s really going to solve the bottom line in a, you know, much faster way than you would think. Certainly up to some number that’s, you know, above — probably in the 450 range or something before we start getting back to normalized margins. In the meantime, you’ll see a greater margin acceleration impact as the top line grows.

Tobey Sommer—SunTrust Robinson Humphrey—Analyst

Thank you very much for the color.

Brian Clark—NCI Inc—President

Sure.

Operator

Your next question comes from the line of George Price from BB&T Capital Markets.

George Price—BB&T Capital Markets —Analyst

Hi, thanks very much for taking my questions. First, just wanted to see on a kind of quarterly basis how should we maybe expect the quarter-over-quarter decline to occur in 2012? Are any quarters expected to be more or less pronounced, given the contract runoff that you’re anticipating in the guidance?

Lucas Narrow—NCI Inc—CFO

Yes, so for the quarterly decline, as you can tell from the guidance, you know, the revenue is going to be the highest out of the gates here’s in the first quarter. And then, really, we’re just looking at a decline, you know, ratably, over the course of the remainder of the year.

You know, obviously a lot of this depends on what type of bookings can come in that might change this, but that’s our current expectation at this time.

George Price—BB&T Capital Markets—Analyst

Okay. Okay. And I guess just — as a followup, as part of the new growth strategy, are you considering additional acquisitions? And, if so, maybe the specific areas that you’re focused on?

Brian Clark—NCI Inc—President

No, at this point, George, we’re not anticipating any acquisitions right now. I think we’re really very focused on internal, you know, what needs to be done from an internal process and resource standpoint.

George Price—BB&T Capital Markets—Analyst

Okay. And just kind of a followup to an earlier question. You talked about ISR and logistics, and I know you got your first ISR win here, but — excuse me — obviously a lot of, you know, larger firms already very focused in these areas and well established. I guess, you know, can you maybe talk a little more about how you intend to break in and compete and, you know, how do you plan to differentiate yourself from, you know, from firms that have been doing — working in those areas for quite a bit of time?

Marco de Vito—NCI Inc—COO

Yes, this is Marco. I would say that what we’re finding ourselves in is a space where adjacent experience and aggressive pricing are allowing for new entrees into spaces that were more difficult to enter before.

ISR — our ISR win just recently was an example where people with significantly more experience weren’t successful in keeping us out. In the logistics space, there are a number of things that we do that are clearly labelable as logistics work. And being able to leverage that into bigger opportunities, we believe is very possible for us. This market is very challenging, but, you know, disruption provides challenges and opportunities at the same time. So if we’re effective in positioning ourselves on these jobs, bringing the right solutions forward and the right pricing structure, I believe we can be successful.

George Price—BB&T Capital Markets—Analyst

Okay, great, thank you very much.

Brian Clark—NCI Inc—President

Sure.

Operator

(Operator Instructions)

Maureen Crystal—NCI Inc—VP, IR

I think we can close the call, operator.

Operator

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